As filed with the Securities and Exchange Commission on May 18, 2012

Registration No. 333-163236

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1

to

Form S-8

Registration Statement No. 333-163236

UNDER

THE SECURITIES ACT OF 1933

ARCHIPELAGO LEARNING, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-0767387
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3232 McKinney Avenue, Suite 400 Dallas, Texas	75204
(Address of Principal Executive Offices)	(Zip Code)

Archipelago Learning, Inc. 2009 Omnibus Incentive Plan

Archipelago Learning, Inc. 2009 Employee Stock Purchase Plan

(Full Title of the Plan)

Vincent Riera

President and Chief Executive Officer

3232 McKinney Avenue, Suite 400

Dallas, Texas 75204

(Name and Address of Agent For Service)

(800) 419-3191

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”), filed by Archipelago Learning, Inc., a Delaware corporation (the “Company”), relates to the Company’s Registration Statement on Form S-8 (File No. 333-163236) (the “Registration Statement”) as filed by the Company with the Securities and Exchange Commission (the “SEC”) on November 19, 2009, pertaining to the registration of 2,198,172 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), pursuant to the Company’s 2009 Omnibus Incentive Plan and 500,000 shares of Common Stock pursuant to the Company’s 2009 Employee Stock Purchase Plan.

Effective as of May 17, 2012, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 3, 2012, by and among the Company, Plato Learning, Inc., a Delaware corporation (“Parent”), and Project Cayman Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to existing registration statements including the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and (in accordance with the undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering) removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the effective time of this Post-Effective Amendment.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 5, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bloomington, Minnesota, on this 18th day of May, 2012.

ARCHIPELAGO LEARNING, INC.

By:	/s/ Robert Rueckl

Robert Rueckl
Vice President and Chief Financial Officer
(Duly Authorized Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Vincent Riera	President, Chief Executive Officer and Director	May 18, 2012
Vincent Riera	(Principal Executive Officer)

/s/ Robert Rueckl	Vice President, Chief Financial Officer and Director	May 18, 2012
Robert Rueckl	(Principal Financial and Accounting Officer)

/s/ S. Scott Crabill	Director	May 18, 2012
S. Scott Crabill

/s/ Holden Spaht	Director	May 18, 2012
Holden Spaht

/s/ Marcel Bernard	Director	May 18, 2012
Marcel Bernard

/s/ A.J. Rohde	Director	May 18, 2012
A.J. Rohde

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